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                                                                     Exhibit 15




May 10, 1999



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Commissioners:

We are aware that our report dated April 30, 1999 on our review of interim financial information of Rouge Industries, Inc. (the "Company") as of and for the period ended March 31, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Registration No. 333-16183) amended as February 11, 1997 and in its Registration Statements on Form S-8 (Registration No. 33-88518, No. 33-88520, No. 333-53741 and No. 333-53743).

Very truly yours,



PricewaterhouseCoopers LLP
Bloomfield Hills, Michigan